Exhibit 5.1

January 3, 2017

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to National Commerce Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 147,516 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in accordance with the terms of the Private Bancshares, Inc. 2006 Stock Incentive Plan (the “Plan”) and that certain Agreement and Plan of Merger, dated as of August 30, 2016, by and between the Company and Private Bancshares, Inc. (the “Merger Agreement”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

In rendering this opinion letter, we have examined originals or copies of the following documents: (a) the Company’s Certificate of Incorporation, (b) the Company’s Bylaws, (c) the Registration Statement, (d) the Plan, (e) the Merger Agreement, and (f) relevant resolutions of the board of directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document that we have reviewed.

Based on the foregoing, and subject to the limitations and qualifications herein set forth, we are of the opinion that, when the Registration Statement has become effective under the Act and the Shares have been issued in the manner contemplated by and on the terms and conditions set forth in the Registration Statement, the Plan and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

National Commerce Corporation

January 3, 2017

The foregoing opinion is limited to the laws of the State of Alabama and the General Corporation Law of the State of Delaware. We express no opinion as to any law or matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinion expressed herein is rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.